Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is effective as of December 30, 2020, and made and entered into by and between LMP Automotive Holdings, Inc, with principal offices at 500 East Broward Boulevard, Suite 1900, Fort Lauderdale, FL 33394 (“Employer” or “Company”) and Samer Tawfik, who has a residence at 100 S. Pointe Dr., Apt. 3407, Miami Beach, FL. 33139 (“Employee”).

RECITALS

WHEREAS the Company and Employee entered into that certain Employment Agreement, dated February 20, 2018 (“Agreement”), and wish to enter into this Amendment to amend the terms of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties, subject to approval of the Board of Directors of the Company, hereby agree as follows:

1.	The Agreement

The terms and conditions of the Agreement are hereby ratified, subject to the modifications set forth in this Amendment. If there are any conflicts between the terms of the Agreement and the terms of this Amendment, this Amendment shall control. All capitalized terms not otherwise defined herein shall have the meanings herein as subscribed to them in the Agreement. Except as modified herein, the terms of the Agreement shall remain in full force and effect.

2.	Section 4 of the Agreement is modified as follows:

Compensation

For services rendered by the Employee pursuant to this Agreement, the Company shall pay or award compensation to the Employee as follows:

(a)	Base Salary: Effective January 1, 2021, the Company shall pay to the Employee a base annualized salary of $300,000, payable bi-weekly in accordance with the policies, payroll practices and procedures of the Company, as in effect from time to time, including, but not limited to, withholding of applicable taxes, FICA and similar items.

(b)	Options as per the Stock Option Agreement attached as Exhibit A hereto, subject to the 2018 Equity Incentive Plan enacted by the Company.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Company:	Employee:

LMP Automotive Holdings, Inc.

/s/ Samer Tawfik	/s/ Samer Tawfik
Samer Tawfik, President, CEO &	Samer Tawfik
Chairman of the Board of Directors

EXHIBIT A

Stock Options

1.	Of the 10,000 options previously issued to Employee:

(a)	10,000 to vest upon the close of an acquisition by the Company of a franchise dealership.

2.	50,000 options to be issued after the Company’s closing price first exceeds $75 per share (adjusted for any splits, reverse splits, or similar adjustments), such options to have a one year vesting period, and be issued with an exercise price equal to the closing price of the Company’s common stock on the third trading day following such trading day when the closing price first exceeds $75 per share.

3.	50,000 options to be issued after the Company’s closing price first exceeds $125 per share (adjusted for any splits, reverse splits, or similar adjustments), such options to have a one year vesting period, and be issued with an exercise price equal to the closing price of the Company’s common stock on the third trading day following such trading day when the closing price first exceeds $125 per share.

4.	50,000 options to be issued after the Company’s closing price first exceeds $175 per share (adjusted for any splits, reverse splits, or similar adjustments), such options to have a one year vesting period, and be issued with an exercise price equal to the closing price of the Company’s common stock on the third trading day following such trading day when the closing price first exceeds $175 per share.

Company  LMP

Employee  ST

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